Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

September 25, 2001

Dear Sir or Madam:

We have read the five paragraphs of Item 4 included in the Form 8-K, dated September 25, 2001, through the date of our termination on September 25, 2001 of Vodavi Technology, Inc. (Commission File Number: 0-26912) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

With kind regards,

/s/ Arthur Andersen LLP

Copy to:  Mr. David A. Husband, Chief Financial Officer
          Vodavi Technology, Inc.